IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
WOLVERINE TUBE, INC., et al.,1	:	Case No. 10-13522 (PJW)
:
Debtors.	:	(Jointly Administered)

NOTICE OF HEARING TO CONSIDER CONFIRMATION
OF THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE
TUBE, INC. AND ITS AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE
BANKRUPTCY CODE, AS MODIFIED
AND RELATED VOTING AND OBJECTION DEADLINES

TO:	ALL HOLDERS OF CLAIMS, HOLDERS OF INTERESTS, AND PARTIES IN INTEREST IN THE ABOVE-CAPTIONED CHAPTER 11 CASES

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.           Approval of the Disclosure Statement and Solicitation and Voting Procedures.  On April 15, 2011, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order (the “Disclosure Statement Approval Order”) pursuant to which the Bankruptcy Court:  (a) authorized the above-captioned debtors and debtors in possession (collectively the “Debtors”) to solicit acceptances for the First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified (as may be amended from time to time, the “Plan”); (b) approved procedures for soliciting, receiving and tabulating votes on the Plan and for filing objections to the Plan (the “Solicitation and Voting Procedures”); and (c) approved the First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified (as may be amended from time to time, the “Amended Disclosure Statement”).  Please note that capitalized terms used but not otherwise defined in this notice have the meanings set forth in the Plan.

2.           The Confirmation Hearing Date.  The hearing at which the Bankruptcy Court will consider confirmation of the Plan (the “Confirmation Hearing”) will commence at 2:00 p.m.. prevailing Eastern Time on June 2, 2011 before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom No. 2, Wilmington, Delaware 19801.

1  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors’ corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

PLEASE BE ADVISED:  THE CONFIRMATION HEARING MAY BE CONTINUED FROM
TIME TO TIME BY THE BANKRUPTCY COURT OR THE DEBTORS WITHOUT
FURTHER NOTICE OTHER THAN BY ANNOUNCING SUCH ADJOURNMENT IN OPEN
COURT OR BY A NOTICE OF ADJOURNMENT FILED BY THE DEBTORS AND
POSTED ON THE DEBTORS’ RESTRUCTURING WEBSITE AT
HTTP://WWW.DONLINRECANO.COM/WTI

CRITICAL INFORMATION REGARDING VOTING ON THE PLAN

3.           Voting Record Date.  The voting record date is April 15, 2011 (the “Voting Record Date”) which is the date for determining which Holders of Claims in Classes 3 and 5 of the Plan are entitled to vote on the Plan.

4.           Voting Deadline.  The deadline for voting on the Plan is 5:00 p.m., prevailing Eastern Time on May 23, 2011 (the “Voting Deadline”).  If you received a Solicitation Package, including a Ballot, and intend to vote on the Plan, in order for your vote to be counted you must:  (a) follow the instructions carefully, (b) complete all the required information on the Ballot, and (c) execute and return your completed Ballot so that it is actually received by the Balloting Agent (or Nominee, as appropriate) according to and as set forth in detail in the voting instructions on or before the Voting Deadline.  A failure to follow such instructions may disqualify your vote.

CRITICAL INFORMATION REGARDING OBJECTING TO THE PLAN

ARTICLE X OF THE PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION
PROVISIONS, AND SECTION 10.2 CONTAINS A THIRD-PARTY RELEASE.  THUS,
YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE
YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.

5.           Plan Objection Deadline.  The deadline for filing objections to the Plan is May 23, 2011 at 5:00 p.m., prevailing Eastern Time (the “Plan Objection Deadline”).

6.           Objections to the Plan.  All objections, if any, to the Plan must:  (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (c) state the name and address of the objecting party and the amount and nature of the Claim of such Entity; (d) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Plan Objection Deadline by the following parties (the “Notice Parties”):

COZEN O’CONNOR
1201 North Market Street, Suite 1400
Wilmington, Delaware 19801
Attention: Mark E. Felger
Email address: mfelger@cozen.com
Counsel to the Debtors

PROSKAUER ROSE LLP
Eleven Times Square
New York, New York 10036
Attention: Scott K. Rutsky
Email address: srutsky@proskaucr.com
Special Corporate and Tax Counsel for the Debtors

SIDLEY AUSTIN LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Matthew A. Clemente
Email address: mclemente@sidley.com
Counsel for the Ad Hoc Group

THE OFFICE OF THE UNITED STATES TRUSTEE
FOR THE DISTRICT OF DELAWARE
Attention: Richard L. Schepacarter
844 King Street, Suite 2207
Wilmington, Delaware 19801

ADDITIONAL INFORMATION

7.           Obtaining Solicitation Materials.  If you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Baltoting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors’ restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court’s website at http://www.deb.uscourts.gov.

8.           Filing the Plan Supplement.  The Debtors will file the Plan Supplement on or before May 13, 2011, and will serve notice on the parties entitled to notice that will:  (i) inform parties that the Debtors filed the Plan Supplement; (ii) list the information contained in the Plan Supplement; and (iii) explain how parties may obtain copies of the Plan Supplement.

BINDING NATURE OF THE PLAN:

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AND INTERESTS TO THE
MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WHETHER OR NOT SUCH
HOLDER WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY
UNDER THE PLAN, HAS FILED A PROOF OF CLAIM IN THE DEBTORS’ CHAPTER 11
CASES, OR FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, OR VOTED TO
REJECT THE PLAN.

Dated: April 22, 2011	COZEN O’CONNOR

	By:	/s/ Mark E. Felger
Mark E. Felger (No. 3919)
Simon E. Fraser (No. 5335)
1201 North Market Street, Suite 1400
Wilmington, DE 19801
Telephone: (302) 295-2000
Facsimile: (302) 295-2013

Counsel to the Debtors and Debtors-in-Possession